EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2019 Results

•	Full Year Net Income of $254.3 Million and Earnings Per Share of $22.73

•	Petroleum Additives Full Year Operating Profit of $359.2 Million

Richmond, VA, February 3, 2020 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year 2019.
Profit before income taxes for 2019 was $331.6 million compared to $290.3 million for 2018. Net income for 2019 was $254.3 million, or $22.73 per share compared to net income of $234.7 million, or $20.34 per share, for 2018. Profit before income taxes for the fourth quarter of 2019 was $66.6 million compared to $71.1 million in 2018. Net income for the fourth quarter of 2019 was $50.1 million, or $4.48 per share compared to net income of $62.8 million, or $5.58 per share for the fourth quarter of 2018.
Sales for the petroleum additives segment for the fourth quarter of 2019 were $531.8 million, down 1.0% compared to the same period last year. Petroleum additives operating profit for the fourth quarter of 2019 was $73.6 million, compared to $79.5 million for the fourth quarter of 2018. The decrease was primarily due to changes in selling prices, and foreign currency rates, partially offset by lower raw material costs. Shipments increased 1.4% between periods, with increases in lubricant additives shipments, partially offset by decreases in fuel additives shipments. North America and Europe were the primary drivers for the lubricant additive increases, partially offset by decreases in Asia Pacific. The decrease in fuel additives shipments was primarily driven by Latin America. The increase in shipments between the fourth quarter periods represents the first time since the second quarter 2018 that we have had an increase, with steady improvement reflected in each of the quarters in 2019.
For the year, petroleum additives sales were $2.2 billion compared to sales in 2018 of $2.3 billion. This decrease was due mainly to lower shipments and changes in foreign currency rates, partially offset by increased selling prices. Petroleum additives operating profit for 2019 was $359.2 million compared to $311.0 million for 2018. The increase was mainly due to improved selling prices and lower raw material costs, partially offset by lower shipments. Shipments decreased 5.5% versus 2018 with decreases in both lubricant additives and fuel additives shipments across all regions except North America, which reported an increase in lubricant additives shipments and Asia Pacific, which reported an increase in fuel additives shipments.
In 2019, we began to see a turnaround in the operating performance of petroleum additives as compared to the prior year. In the two years prior to 2019, our operations were affected by a challenging economic environment marked by a sustained increase in raw material costs. While we have seen evidence that this trend improved in 2019, we will continue to make operating margin stability a priority. Petroleum additives operating margin for the rolling four quarters ended December 31, 2019 was 16.5% which is more in line with the historical ranges our shareholders have come to expect.
We are proud of the performance of our petroleum additives business in 2019. As we look forward to 2020 and beyond, we expect continued strength in our operations and the petroleum additives industry as a whole. We will focus our attention on managing our business and operating margins to help ensure a robust future for our company. Our views toward the fundamentals of our industry remain unchanged with the petroleum additives market growing at 1% to 2% for the foreseeable future. We continue to believe that we will exceed that growth rate.
The effective income tax rate for 2019 was 23.3% compared to 19.1% for 2018. While the rate for 2018 was lower due to one-time benefits recorded in 2018 associated with the Tax Reform Act, the rate for 2019 is more consistent with management’s expectations in the post-tax reform environment.
Our business continues to generate strong cash flows. During the year we funded capital expenditures of $59.4 million, paid dividends of $81.7 million, and repaid $123.5 million of borrowings on our revolving credit facility.
We focus our business decisions on promoting the greatest long-term value for our shareholders, customers and employees. This will be evidenced through our ongoing commitment to provide customers with innovative solutions to meet their business needs, investments in our supply capabilities, and technology-driven initiatives. We believe the way we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right of use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EST on Tuesday, February 4, 2020, to review fourth quarter and year-end 2019 financial results. You can access the conference call live by dialing 1-844-407-9500 (domestic) or 1-862-298-0850 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until February 11, 2020 at 3:00 p.m. EST by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 57414. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/32843. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; the gain or loss of significant customers; current and future governmental regulations; failure to attract and retain a highly-qualified workforce; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; resolution of environmental liabilities or legal proceedings; political, economic, and regulatory factors concerning our products; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2018 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue:
Petroleum additives	$531,775	$537,171	$2,175,904	$2,280,803
All other	2,670	1,141	14,391	8,872
Total	$534,445	$538,312	$2,190,295	$2,289,675
Segment operating profit:
Petroleum additives	$73,608	$79,525	$359,228	$311,019
All other	(1,654)	(1,290)	(1,562)	(3,256)
Segment operating profit	71,954	78,235	357,666	307,763
Corporate unallocated expense	(4,503)	(3,618)	(20,345)	(19,651)
Interest and financing expenses	(6,501)	(8,187)	(29,241)	(26,723)
Other income (expense), net	5,683	4,665	23,510	28,896
Income before income tax expense	$66,633	$71,095	$331,590	$290,285
Net income	$50,102	$62,803	$254,286	$234,734
Earnings per share - basic and diluted	$4.48	$5.58	$22.73	$20.34

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net sales	$534,445	$538,312	$2,190,295	$2,289,675
Cost of goods sold	391,005	396,474	1,560,426	1,704,312
Gross profit	143,440	141,838	629,869	585,363
Selling, general, and administrative expenses	38,167	31,747	148,083	152,400
Research, development, and testing expenses	37,717	34,271	144,465	140,289
Operating profit	67,556	75,820	337,321	292,674
Interest and financing expenses, net	6,501	8,187	29,241	26,723
Other income (expense), net	5,578	3,462	23,510	24,334
Income before income tax expense	66,633	71,095	331,590	290,285
Income tax expense	16,531	8,292	77,304	55,551
Net income	$50,102	$62,803	$254,286	$234,734
Earnings per share - basic and diluted	$4.48	$5.58	$22.73	$20.34
Cash dividends declared per share	$1.90	$1.75	$7.30	$7.00

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$144,397	$73,040
Trade and other accounts receivable, less allowance for doubtful accounts	335,826	314,860
Inventories	365,938	396,341
Prepaid expenses and other current assets	33,237	29,179
Total current assets	879,398	813,420
Property, plant, and equipment, net	635,439	644,138
Intangibles (net of amortization) and goodwill	131,880	136,039
Prepaid pension cost	133,848	88,705
Operating lease right-of-use assets	60,505	0
Deferred income taxes	6,327	5,094
Deferred charges and other assets	37,735	9,878
Total assets	$1,885,132	$1,697,274
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$178,773	$151,631
Accrued expenses	77,350	91,202
Dividends payable	19,217	17,923
Income taxes payable	10,632	6,431
Operating lease liabilities	14,036	0
Other current liabilities	8,887	4,114
Total current liabilities	308,895	271,301
Long-term debt	642,941	770,999
Operating lease liabilities - noncurrent	46,792	0
Other noncurrent liabilities	203,406	165,067
Total liabilities	1,202,034	1,207,367
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,188,549 at December 31, 2019 and 11,184,482 at December 31, 2018)	1,965	0
Accumulated other comprehensive loss	(162,748)	(181,316)
Retained earnings	843,881	671,223
Total shareholders' equity	683,098	489,907
Total liabilities and shareholders' equity	$1,885,132	$1,697,274

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2019	2018
Net income	$254,286	$234,734
Depreciation and amortization	87,560	71,759
Cash pension and postretirement contributions	(9,932)	(64,756)
Working capital changes	4,763	(54,412)
Deferred income tax expense	7,384	14,527
Capital expenditures	(59,434)	(74,638)
Net (repayments) borrowings under revolving credit facility	(123,451)	168,129
Repurchases of common stock	0	(232,016)
Dividends paid	(81,676)	(80,448)
All other	(8,143)	5,995
Increase (decrease) in cash and cash equivalents	$71,357	$(11,126)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net Income	$50,102	$62,803	$254,286	$234,734
Add:
Interest and financing expenses, net	6,501	8,187	29,241	26,723
Income tax expense	16,531	8,292	77,304	55,551
Depreciation and amortization	21,775	18,011	86,421	70,618
EBITDA	$94,909	$97,293	$447,252	$387,626